SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2012
__________________________

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-3280	PUBLIC SERVICE COMPANY OF COLORADO	84-0296600
(a Colorado corporation)
1800 Larimer Street Suite 1100
Denver, Colorado 80202
(303) 571-7511
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

NSP-Minnesota — Minnesota Electric Rate Case
In November 2010, NSP-Minnesota filed a request with the Minnesota Public Utilities Commission (MPUC) to increase electric rates in Minnesota for 2011 by approximately $150 million, or an increase of 5.62 percent and an additional increase of $48.3 million, or 1.81 percent in 2012. The rate filing was based on a 2011 forecast test year, a requested return on equity (ROE) of 11.25 percent, an electric rate base of $5.6 billion and an equity ratio of 52.56 percent. The MPUC approved an interim rate increase of $123 million, subject to refund, effective Jan. 2, 2011. In August 2011, NSP-Minnesota submitted supplemental testimony, revising its requested rate increase to approximately $122 million for 2011 and a 2012 step increase of approximately $29 million.

In November 2011, NSP-Minnesota reached a settlement agreement with various parties, which settled all financial issues and several rate design issues. The settlement agreement includes:
•	A rate increase of approximately $58 million in 2011 and an incremental rate increase of $14.8 million in 2012 based on an ROE of 10.37 percent.
•	A reduction to depreciation expense and NSP-Minnesota’s rate request by $30 million.
•
The ability for NSP-Minnesota to seek deferred accounting for incremental property tax increases associated with electric and natural gas businesses in 2012, which are currently projected to increase by approximately $28 million.

•	The stipulation that NSP-Minnesota will not file an electric rate case prior to Nov. 1, 2012, provided that both the settlement agreement and the property tax filing are approved by the MPUC.

In February 2012, NSP-Minnesota filed to reduce the interim rate request to $72.8 million to align with the settlement agreement.

On March 29, 2012, the MPUC voted to approve the settlement and a written order will be forthcoming.

PSCo Electric Rate Case
In November 2011, PSCo filed a request with the Colorado Public Utilities Commission (CPUC) to increase Colorado retail electric rates by $141.9 million. The request was based on a 2012 forecast test year, a 10.75 percent ROE, an electric rate base of $5.4 billion and an equity ratio of 56 percent. Final rates were expected to be effective in the summer of 2012.

In November 2011, PSCo filed a petition to implement interim rates, subject to refund, of $100 million to be effective in January 2012. In January 2012, the CPUC denied PSCo’s request to implement an interim electric rate increase of $100 million on the basis that PSCo had not demonstrated adverse financial impacts. PSCo filed for reconsideration of the CPUC’s decision to deny interim rates, and requested that the CPUC authorize interim rates of approximately $42 million, specifically related to the impacts resulting from the expiration of the Black Hills contract. The CPUC denied the request for reconsideration. However, the CPUC approved PSCo’s request for deferred accounting of the $42 million annual revenue requirement associated with the Black Hills contract.

On March 2, 2012, seven parties filed Answer testimony in the case. The CPUC Staff recommended a $7.3 million rate increase, based on an ROE of 9.09 percent, an equity ratio of 51.62 percent, a historic test year and other adjustments. The Office of Consumer Counsel recommended a $9.4 million rate increase, based on an ROE of 9.25 percent, an equity ratio of 50.5 percent and other adjustments. Other intervenors recommended ROEs ranging from 9.20 to 9.60 percent and proposed other adjustments.

On April 2, 2012, PSCo and the CPUC Staff, Colorado Office of Consumer Counsel, CF&I Steel, L.P. d/b/a Evraz Rocky Mountain Steel, Climax Molybdenum Company, Colorado Energy Consumers, the Kroger Co. on behalf of its King Soopers and City Market Divisions, the Federal Executive Agencies, Energy Outreach Colorado and the American Association of Retired Persons filed a comprehensive multi-year settlement agreement, which covers 2012 through 2014, resolving all financial issues between the signing parties. The CPUC is expected to rule on the settlement in the second quarter of 2012. Key terms of the agreement include the following:
•
PSCo will implement an annual electric rate increase of $73 million in 2012. The rate increase will be effective on May 1, 2012, subject to refund to the extent the CPUC approves a rate increase for 2012 that is less than the $73 million agreed upon by the parties. In addition, PSCo will implement incremental electric rate increases of $16 million on Jan. 1, 2013 and $25 million on Jan. 1, 2014. These rate increases are net of the shift of the costs from the purchased capacity cost adjustment (PCCA) and the transmission cost adjustment (TCA) clauses to base rates.

•	The settlement reflects an authorized ROE of 10 percent and an equity ratio of 56 percent.
•
PSCo will forego the opportunity allowed under the Clean Air Clean Jobs Act (CACJA) to seek additional rate mechanisms to recover approved CACJA plan costs through 2014. PSCo will instead recover the carrying costs of CACJA through the recording of allowance for funds used during construction (AFUDC).

•
For 2012 through 2014, incremental property taxes in excess of $76.7 million (2010-2011 historic test year property taxes) will be deferred over a three-year period with the amortization effective the first year after the deferral. To the extent that PSCo is successful in gaining the manufacturer’s sales tax refund as a result of the sales tax lawsuit currently pending in the Colorado Supreme Court, PSCo shall credit such refunds first against legal fees incurred to obtain the refund and then against the deferred property tax balances outstanding at the end of the 2014.

o	The difference between the 2012 property taxes and the historic test year level (approximately $20 million) will be deferred in 2012 and amortized over 2013 to 2015.
o	The difference between 2013 property taxes and the historic test year level will be deferred in 2013 and amortized over 2014 to 2016.
o
The difference between 2014 property taxes and the historic test year level will be deferred in 2014 and amortized over three years commencing on the date new rates take effect after PSCo’s next rate case.

•
The rates that take effect include no incremental recovery of deferred costs associated with the expiration of the Black Hills contract. However, the jurisdictional allocator used to determine the increase in base rates and for all rider calculations will reflect the expiration of the Black Hills contract as of Dec. 31, 2011. The rates that would take effect also include no change in depreciation rates.

•	The signing parties agree to implement an earnings test, in which customers and shareholders will share earnings above a certain ROE. The sharing mechanism is as follows:

ROE	Shareholders	Customers
>10.0% ≤ 10.2%	40%	60%
>10.2% ≤ 10.5%	50	50
>10.5%	-	100

•
PSCo agrees that it will not file for an electric rate increase that would take effect prior to Jan. 1, 2015, provided that increases or decreases in net revenue requirements in excess of $10 million caused due to changes in tax law, government mandates, or natural disasters may be deferred or recovered through a modified general rate schedule adjustment. In the event normalized base revenues in either 2012 or 2013 are 2.0 percent below 2011 actual levels adjusted to reflect the rate increases allowed for 2012 and 2013, PSCo has the right to an additional rate adjustment in the next year in the amount of 50 percent of the shortfall. The parties acknowledge that PSCo may file an electric rate increase as early as May 1, 2014, so long as no rate increase takes effect on either an interim or permanent basis prior to Jan.1, 2015.

The signing parties have requested that the CPUC take the matter back from the Administrative Law Judge and asked either that a hearing on the settlement occur in April or that the CPUC implement rates, subject to refund, while it considers the settlement.

2012 Annual and Quarterly Earnings Guidance
Xcel Energy expects that its first quarter 2012 earnings results will be will be significantly lower than the earnings of 42 cents per share reported for the first quarter of 2011. However, Xcel Energy continues to expect 2012 earnings per share to be in the lower half of the $1.75 to $1.85 guidance range.

The expected key drivers of the quarterly deviation are detailed below:
•	We experienced significantly warmer than normal winter weather during the first quarter of 2012, which reduced earnings by approximately 5 cents per share.
•
We requested to defer approximately $30 million of incremental property taxes in Minnesota, effective as of Jan. 1, 2012. However, until the MPUC rules on this issue, we will continue to expense the incremental property taxes. The estimated impact is about 1 cent per share for the quarter. Assuming MPUC approval of our request, which is currently expected in the second quarter of 2012, we would reflect the deferral retroactive to Jan.1, 2012.

•
Our operating and maintenance (O&M) and depreciation expenses are higher than last year, largely due to incremental investment in our utility business. While we have taken steps to reduce O&M expenses, these actions are more heavily weighted towards the later part of the year.

•	We do not expect to implement new electric rates in Colorado until May 2012, assuming approval of our settlement rates subject to refund.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases and earnings guidance are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy, NSP-Minnesota and PSCo have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or imposed environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy, NSP-Minnesota and PSCo in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s, NSP-Minnesota’s and PSCo’s Annual Reports on Form 10-K for the year ended Dec. 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 2, 2012	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)
Public Service Company of Colorado (a Colorado corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Senior Vice President and Chief Financial Officer